Exhibit 99.1

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
Phone: 808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Allyson Pooley/Andrew Greenebaum
ICR, Inc.
Phone: 310.954.1100
apooley@icrinc.com/agreenebaum@icrinc.com

MEDIA CONTACT:
Keoni Wagner, VP Public Affairs
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2007 Third Quarter Financial Results

•                              Operating profit of $25.6 million, up $12.9 million versus prior year

•                              Operating revenue increased 17.5% to $273 million

•                              CASM excluding fuel declined by 5.7% to 7.07 cents

•                              Unrestricted cash, cash equivalents and short-term investments of $167 million at September 30, 2007

HONOLULU — October 30, 2007 — Hawaiian Holdings, Inc. (AMEX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended September 30, 2007 of $19.6 million, or $0.42 per basic share and $0.41 per diluted share, on total operating revenue of $272.5 million.  This result compares to net income of $7.8 million, or $0.16 per basic and diluted share for the three months ended September 30, 2006.

“We were pleased to see strong seasonal demand for Hawaii vacations, good cost control and some astute judgment by our revenue management department coincide in the third quarter to generate better results than a year ago,” commented Mark Dunkerley, the Company’s President and Chief Executive Officer.  “Demand for travel to Hawaii proved resilient during the summer travel season, and thanks to the industry leading service and operational performance delivered by our employees we continued to attract a disproportionate share of passengers.  The competitive pressures we face did not ease during the period and so we are particularly pleased to have controlled our costs so tightly and to have been able to manage our transpacific revenue so well.”

Mr. Dunkerley continued, “Our competitive environment remains challenging, the seasonal fall off in demand for Hawaii vacations during the winter will inhibit our ability to manage transpacific yields as efficiently as we did during the summer, and the rising price of fuel impacts our costs so we continue to focus management attention on the rest of our cost base.  A number of important cost saving initiatives have been implemented and we are looking forward to enjoying the fruits of these developments as we move forward.”

Third Quarter Operating Results

The Company reported operating income of $25.6 million in the third quarter of 2007 compared to operating income of $12.7 million in the third quarter of 2006.  Third quarter 2007 operating revenue was $272.5 million, a 17.5% increase compared to the third quarter of 2006.  Capacity for the quarter increased 17.2% year-over-year to 2.4 billion Available Seat Miles (ASMs), resulting in Revenue per ASM (RASM) of 11.32 cents up slightly from 11.28 cents in the third quarter a year ago.  Third quarter load factor increased to 87.7% from 86.1% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) declined slightly to 11.89 cents from 12.00 cents in the third quarter of 2006.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Nine Months Ended
	September 30,						September 30,
	2007		2006		Change		2007		2006		Change
Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,083.9		1,738.4		19.9%		5,926.2		5,025.7		17.9%
Available seat miles (ASM) (a)	2,373.2		2,017.7		17.6%		6,773.8		5,787.9		17.0%
Passenger revenue per RPM	11.89	¢	12.00	¢	(1.0%)		11.18	¢	11.95	¢	(6.4)%
Passenger load factor (RPM/ASM)	87.8%		86.2%		1.6	pt.	87.5%		86.8%		0.7	pt.
Passenger revenue per ASM (PRASM)	10.44	¢	10.34	¢	0.9%		9.78	¢	10.38	¢	(5.8)%

Total Operations:
Revenue passenger miles (RPM) (a)	2,111.2		1,768.8		19.4%		6,015.9		5,119.7		17.5%
Available seat miles (ASM) (a)	2,408.2		2,054.7		17.2%		6,881.1		5,895.7		16.7%
Passenger load factor (RPM/ASM)	87.7%		86.1%		1.6	pt.	87.4%		86.8%		0.6	pt.
Operating Revenue per ASM (RASM)	11.32	¢	11.28	¢	0.3%		10.64	¢	11.34	¢	(6.2)%
Operating Cost per ASM (CASM)	10.26	¢	10.67	¢	(3.8)%		10.51	¢	11.05	¢	(4.9)%
CASM ex-fuel	7.07	¢	7.50	¢	(5.7)%		7.54	¢	7.97	¢	(5.4)%

(a) In millions.

Total operating expenses for the third quarter of 2007 increased 12.7% year-over-year to $247.0 million, resulting in an operating cost per available seat mile (CASM) of 10.26 cents, down 3.8% versus the same period a year ago on greater capacity.  CASM excluding fuel for the third quarter of 2007 was 7.07 cents, a 5.7% decrease versus last year’s third quarter.

Aircraft fuel costs increased 18.0% year-over-year to $76.8 million and represented over 31% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 1.2% year-over-year in the third quarter to $2.27 (including taxes, delivery and hedging impacts), while block hours increased 13% primarily reflecting increased 767 operations.

Wages and benefit expense increased 2.6% versus a year ago to $53.6 million.  Maintenance, materials and repairs expense increased $4.0 million to $21.1 million.  The increase in maintenance expense is primarily due to a year-over-year increase in the level of Boeing 767 heavy maintenance activity and higher power-by-the-hour (PBH) charges for engine maintenance due to the inclusion of additional Boeing 767 engines in the PBH program, an increase in block hours flown, and higher per hour rates.  Aircraft rent expense declined 9.7% compared to the third quarter of 2006 as a result of the December 2006 purchase of three previously leased Boeing 767-300ER aircraft, while higher depreciation expenses reflect the ownership of these aircraft and four Boeing 767-300 EM aircraft brought into service during 2006 and 2007.  Other expenses increased $3.6 million driven due in part to steady-state and transition expenses related to the transfer of reservations, accounting and information technology activity to third party vendors in conjunction with Hawaiian’s ongoing cost reduction initiatives.

Third quarter 2007 non-operating expenses totaled $3.7 million, as compared to non-operating income of $0.6 million in the third quarter of 2006 due primarily to higher interest expense related to the financing of Hawaiian’s aircraft acquisitions in 2006.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of September 30, 2007, the Company had unrestricted cash, cash equivalents and short-term investments of $167.4 million, and $47.8 million in restricted cash.

•                  As of September 30, 2007, the Company’s debt included $106.0 million in two term loans at the Hawaiian level, $120.0 million in floating rate notes issued in conjunction with the acquisition of three previously leased Boeing 767-300 ER aircraft in December 2006 and additional notes payable of $18.5 million.

•                  As of September 30, 2007, Hawaiian had entered into jet fuel and heating oil forward contracts to hedge approximately 25% of its fuel requirements for the fourth quarter of 2007 and 14% for the first quarter of 2008.  The Company’s hedge position as of September 30, 2007 is outlined in the table below:

HEATING OIL FUTURES
	Average Heating Oil Contract Price per Gallon	Gallons Hedged	Percentage of Quarterly Consumption Hedged
		(thousands)
Fourth Quarter 2007	$2.07	4,872	15%
First Quarter 2008	$2.02	3,696	12%

JET FUEL FUTURES
	Average Jet Fuel Contract Price per Gallon	Gallons Hedged	Percentage of Quarterly Consumption Hedged
		(thousands)
Fourth Quarter 2007	$2.17	3,276	10%
First Quarter 2008	$2.21	714	2%

Third Quarter Highlights and Recent Events

•                  Hawaiian announced approval from the U.S. Department of Transportation (DOT) to provide nonstop flights between Honolulu and Manila in the Philippines. When its service begins in 2008, Hawaiian will be the only U.S. carrier providing nonstop service between Hawaii and the Philippines.

•                  In August, Hawaiian Airlines ranked as the top domestic airline serving Hawaii in Travel + Leisure magazine’s 2007 World’s Best Awards — the ninth consecutive year Hawaiian has earned this distinction.

•                  In early August, the U.S. Department of Transportation’s monthly Consumer Air Travel Report for June ranked Hawaiian #1 for on-time performance, fewest cancellations and fewest misplaced bags for the second straight month,  In June, 92.9 percent of Hawaiian’s flights arrived on time, surpassing the industry average by 24.8 percentage points.  It was Hawaiian’s 41st month out of the previous 44 as the nation’s most punctual airline.

•                  In August, Hawaiian announced an agreement to become the ‘Official Airline of the Seattle Seahawks.’ For the 2007 NFL season, Hawaiian will fly the Seahawks to their games in Phoenix, San Francisco, Pittsburgh, Cleveland, St. Louis, Philadelphia, Charlotte and Atlanta.  The Company also announced an agreement to carry the Oakland Raiders to all of their 2007 away games for the eighth consecutive season.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Tuesday, October 30, 2007) at 5:00 p.m., Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2007	2006	2007	2006
Operating Revenue:
Passenger	$247,728	$208,660	$662,443	$600,405
Cargo	8,111	7,884	22,555	23,802
Charter	2,607	2,512	7,223	6,737
Other	14,061	12,778	39,649	37,472
Total	272,507	231,834	731,870	668,416

Operating Expenses:
Aircraft fuel, including taxes and oil	76,821	65,096	204,279	181,274
Wages and benefits	53,585	52,243	171,528	166,469
Aircraft rent	24,629	27,268	73,208	81,790
Maintenance materials and repairs	21,122	17,130	69,420	52,164
Aircraft and passenger servicing	13,172	12,163	41,109	35,920
Commissions and other selling	14,056	11,184	42,436	36,390
Depreciation and amortization	11,958	7,156	33,353	20,881
Other rentals and landing fees	7,521	6,393	21,324	18,458
Other	24,091	20,505	66,390	57,952
Total	246,955	219,138	723,047	651,298

Operating Income	25,552	12,696	8,823	17,118

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(6,397)	(3,886)	(19,353)	(12,354)
Losses due to redemption, extinguishment and modification of long-term debt	—	(1,030)	—	(32,134)
Interest income	2,729	3,518	7,924	8,984
Capitalized interest	—	1,344	1,309	2,603
Other, net	(64)	683	(1,875)	(5,069)
Total	(3,732)	629	(11,995)	(37,970)

Net Income (Loss) Before Income Taxes	21,820	13,325	(3,172)	(20,852)

Income tax expense (benefit)	2,243	5,565	(6,916)	10,065

Net Income (Loss).	$19,577	$7,760	$3,744	$(30,917)

Net Income (Loss) Per Common Stock Share:
Basic	$0.42	$0.16	$0.08	$(0.66)
Diluted	$0.41	$0.16	$0.08	$(0.66)

Weighted Average Number of
Common Stock Shares Outstanding:
Basic	47,153	47,171	47,153	47,141
Diluted	47,259	47,251	47,339	47,141

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2007		2006		2007		2006
GAAP operating expenses	$247.0		$219.1		$723.0		$651.3
Aircraft fuel, including taxes and oil	76.8		65.1		204.3		181.3
Adjusted operating expenses	170.1		154.0		518.8		470.0

Available Seat Miles	2,408.2		2,054.7		6,881.1		5,895.7

CASM	10.26	¢	10.67	¢	10.51	¢	11.05	¢
Less aircraft fuel	3.19		3.17		2.96		3.07
CASM - ex-fuel	7.07	¢	7.50	¢	7.54	¢	7.97	¢